Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

RENEGADE VENTURES, INC.

FIRST: The name of the corporation shall be Renegade Ventures, Inc. (the "Corporation").

SECOND: Its registered office in the State of Delaware is to be located at 1521 Concord Pike, Suite 301, in the City of Wilmington, County of New Castle, Zip Code 19803.  The registered agent in charge thereof is United States Corporation Agents, Inc.

THIRD: The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

(A) Common Stock and Preferred Stock.

1. Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 2,000,000,000 shares, each with a par value of $0.00001 per share. 1,000,000,000 shares shall be Class A Common Stock and 1,000,000,000 shares shall be Class B Common Stock.

(A) Rights, Powers and Restrictions of Class A Common Stock.

The rights, powers and restrictions granted to and imposed on the Class A Common Stock are as set forth below in this Article IV.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class B Common Stock out of any assets of the Corporation legally available therefore, and no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of the Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock.

2  Voting Rights. Each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided by this Restated Certificate or as provided by law, the holders of shares of Class A Common Stock shall at all times vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

3. Equal Status. Except as expressly set forth in this Article IV, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class B Common Stock.

(B) Rights, Powers and Restrictions of Class B Common Stock.

The rights, powers and restrictions granted to and imposed on the Class B Common Stock are as set forth below in this Article IV.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class A Common Stock out of assets or funds of the Corporation legally available therefor, and no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock; provided however, that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of the Class A Common Stock without the same dividend being declared and paid to the holders of the Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.

2. Redemption. The Class B Common Stock is not redeemable.

3. Voting Rights. Each holder of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided by this Restated Certificate or as provided by law, the holders of shares of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders or shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law of the State of Delaware.

4. Conversion.

(a) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees or such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior the close of business on the date of such surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 5(a) shall be retired by the Corporation and shall not be available for reissuance.

 (b) The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Restated Certificate, relating to the conversion of the Class B Common Stock into Class A Common Stock and the dual class common stock structure contemplated this Restated Certificate, including without limitation the issuance of stock certificates in connection with any such conversion, as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

5. Reserved.

6. Equal Status. Except as expressly set forth in this Article IV, Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock.

7. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock

8. Protective Provision. The Corporation shall not, by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote at a stockholders meeting or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, amend, alter, repeal or waive Sections (B) of this Article IV.

9. Liquidation Event. On or after the Covered Security Date, the Corporation shall not consummate a Change in Control Transaction (as defined below) without first obtaining the approval (by vote at a stockholders meeting or written consent, as provided by law), of the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class. For the purposes of this section, a “Change in Control Transaction” means the occurrence of any of the following events:

(a) the sale, encumbrance or disposition (other than licenses that do not constitute an effective disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, and the grant of security interests in the ordinary course of business) by the Corporation of all or substantially all of the Corporation’s assets; or

(b) the merger or consolidation of the Corporation with or into any other corporation or entity, other than a merger or consolidation that would result in the Class B Common Stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation.

(C) Definitions. For purposes of this Article IV:

1. “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal descendents, siblings and lineal descendants of siblings of such Qualified Stockholder.

2. “Qualified Stockholder” shall mean (a) the registered holder of a share of Class B Common Stock immediately following the Covered Security Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Covered Security Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (RSUs) that, in each case, are outstanding as of the Covered Security Date; (c) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into or any RSU that can be settled in shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to subclauses (a) or (b) of this Section (E)(2); and (d) a Permitted Transferee.

3. “Permitted Entity” shall mean with respect to a Qualified Stockholder (a) a Permitted Trust (as defined below) solely for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder, or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder.

4. “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

 (c) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

5. “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder to (i) one or more Family Members of such Qualified Stockholder, or (ii) any Permitted Entity of such Qualified Stockholder; or

(b) by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder.

6. “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

7. “Permitted Trust” shall mean a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) Family Member or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

8. “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

FIFTH:

The incorporator of the corporation is LegalZoom.com, Inc. 101 N. Brand Blvd, 11th Floor, Glendale, CA 91203

SIXTH:

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

SEVENTH:

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless otherwise provided in the Bylaws of the Corporation.

EIGHTH:

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

NINTH:

(A)	The Bylaws of the Corporation shall determine the number of Board of Directors. Such number shall not be less than two (2).

(B)	The directors shall be elected as follows:

(A) Two (2) directors (each a “Series B Director”) shall be elected by the holders of a majority of all of the outstanding shares of Series B Common Stock voting as a separate series.

(B) Any remaining directors (each a “Common Director” and collectively the “Common Directors”) shall be elected by the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class.

(C) Removal of Directors, Reduction of Number of Directors.

i. The Series B Director may be removed by vote or written consent of a majority of the shares of Series B Common Stock then outstanding, voting as a separate series.

ii. The Common Directors may be removed by vote or written consent of the holders of a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock then outstanding, voting as a single class.

The foregoing provisions set forth in this Section 5(b)(ii) are subject to any limitations imposed by statute or applicable law.

(D) Vacancies.

(i) In the event of a vacancy on the Board of Directors created by the resignation, death or removal of the Series B Director, such vacancy shall be filled exclusively: (i) by the Corporation’s Board of Directors upon receipt by the Board of Directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of the Series B Common Stock then outstanding, voting as a separate series, or (ii) by vote or written consent of the holders of a majority of the Series B Common Stock then outstanding, voting as a separate series.

(ii) In the event of a vacancy on the Board of Directors created by the resignation, death or removal of a Common Director, such vacancy shall be filled exclusively: (i) by the Corporation’s Board of Directors, or (ii) by vote or written consent of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock then outstanding, voting together as a single class.

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Los Angeles, California, June 24, 2012

/s/ Joseph Wade
Joseph Wade, Chief Financial Officer, Secretary